BLACK WARRIOR WIRELINE CORP.
               STATEMENT REGARDING COMPUTATION OF LOSS PER SHARE for the years ended December 31, 1995, 1994 and 1993



                                          1995            1994           1993
Per share computation of common
   and common equivalent shares: *

   Loss before extraordinary gain
     as reported in consolidated
     statements of operations           (545,562)      (1,142,118)   (1,701,414)

   Extraordinary gain, net of income
     taxes, as reported in consolidated
     statements of operations            387,413               --            --

   Loss as reported in consolidated
     statements of operations           (158,149)     $(1,142,118)  $(1,701,414)

   Weighted average number of shares
     outstanding during the year          88,905           66,008        64,111

   Weighted average number of shares
     outstanding used to calculate per
     share data                           88,905           66,008        64,111

   Loss before extraordinary gain
     per common and common equivalent
     share                                 (6.14)          (17.30)       (26.54)

   Extraordinary gain, net of income
     taxes, per common and common
     equivalent share                      (4.36)              --            --

   Net loss per common and common
     equivalent share                     $(1.78)         $(17.30)      $(26.54)
* 1994 and 1993 loss per common and common equivalent share and weighted average number of shares outstanding have been restated to reflect a 1 for 200 reverse stock split effected during 1995.
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